                                                                     EXHIBIT 21

                                 SUBSIDIARIES

1.Joseph T. Ryerson & Son, Inc. Organized in the State of Delaware.

2.J. M. Tull Metals Company, Inc. Organized in the State of Georgia.

3.AFCO Metals, Inc. Organized in the State of Arkansas.